  As filed with the Securities and Exchange Commission on September 16, 1999

                                                Registration No. 333-86459
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------

                                MEDIAPLEX, INC.
            (Exact name of Registrant as specified in its charter)

                               ----------------

           Delaware                             7372                          94-3295822
(tateSor other jurisdiction of      (Primary Standard Industrial           (I.R.S. Employer
 ncorporationior organization)       Classification Code Number)        Identification Number)

                       131 Steuart Street, Fourth Floor
                     San Francisco, California 94105-1230
                                (415) 808-1900
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                              Gregory R. Raifman
                     Chairman and Chief Executive Officer
                                Mediaplex, Inc.
                       131 Steuart Street, Fourth Floor
                     San Francisco, California 94105-1230
                                (415) 808-1900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

            Aaron J. Alter, Esq.                         Laird H. Simons, III, Esq.
          Tamara G. Mattison, Esq.                        Robert A. Freedman, Esq.
             Linda M. Cuny, Esq.                          R. Gregory Roussel, Esq.
           Robert E. Dawson, Esq.                            Fenwick & West LLP
      Wilson Sonsini Goodrich & Rosati                      Two Palo Alto Square
          Professional Corporation                      Palo Alto, California 94306
             650 Page Mill Road                                (650) 494-0600
      Palo Alto, California 94304-1050
               (650) 493-9300

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

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


                             EXPLANATORY NOTE

  The purpose of this Amendment No. 1 is solely to file certain exhibits to the Registration Statement as set forth below as in Item 16(a) of Part II.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than the underwriting discount payable by Mediaplex in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC registration fee............................................. $   19,460
   NASD filing fee..................................................      7,500
   Nasdaq National Market listing fee...............................     95,000
   Printing and engraving costs.....................................    250,000
   Legal fees and expenses..........................................    350,000
   Accounting fees and expenses.....................................    275,000
   Blue Sky fees and expenses.......................................      5,000
   Transfer agent and registrar fees................................     10,000
   Miscellaneous expenses...........................................     38,040
                                                                     ----------
     Total.......................................................... $1,050,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  Article IX of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

  Article VI of the Registrant's Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

  The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Amended and Restated Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

  The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Registrant and its executive officers and directors for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

Item 15. Recent Sales of Unregistered Securities

  During the past three years, the Registrant has issued unregistered securities to a limited number of entities and persons as described below:

    (a) From September 1996 to August 15, 1999, the Registrant issued and sold common stock to various entities and persons at per share purchase prices, as follows:

     (1) In September and October 1996, the Registrant issued and sold to Michael Schwartz an aggregate of 2,460,000 shares at a purchase price of $0.0001 per share, in connection with the Registrant's founding;

     (2) In September 1996, the Registrant issued and sold 350,000 shares and 250,000 shares, to Raifman & Edwards LLP and PointBreak Ventures, LLC, respectively, at a purchase price of $0.0001 per share, in payment for past services rendered to the Registrant;

     (3) In October 1996 and January 1997, the Registrant issued and sold 1,600,000 shares to Eugene Jarvis, at a purchase price of $0.05 per share;

     (4) In December 1996, the Registrant issued and sold an aggregate of 800,000 shares to Kuni Research, at a purchase price of $0.05 per share;

     (5) During 1997, the Registrant issued and sold 220,000 shares and 995,338 shares to various employees and non-employee investors at a purchase price of $0.05 per share and $0.30 per share, respectively;

     (6) In June 1997, the Registrant issued a convertible promissory note to Michael Schwartz in payment for past services rendered, which was converted into 4,643,228 shares at a conversion rate of $0.05 per share in June 1997. In April 1998, the Registrant repurchased these shares, and issued in exchange a convertible promissory note to Michael Schwartz. In July 1998, Michael Schwartz transferred these shares to Raifman & Edwards, LLP. In March 1999, Raifman & Edwards converted the principal and interest of this note into 4,643,228 shares at a conversion rate of $0.05 per share;

     (7) In July 1997, the Registrant issued a convertible promissory note to Raifman & Edwards, LLP, in payment for past services rendered, which in March 1999 was converted into 947,009 shares at a conversion rate of $0.075 per share;

     (8) In February 1998, the Registrant issued and sold to employees and non-employee investors 76,000 shares at a purchase price of $0.50 per share;

     (9) In June 1998, the Registrant issued and sold to an employee 232,964 shares at a purchase price of $0.65 per share;

    (10) In January and March 1999, the Registrant issued and sold to two employees 13,333 shares and 10,000 shares, respectively, in payment for past services rendered; and

    (11) In January 1999, the Registrant, as part of a settlement agreement issued and sold to an employee 200,000 shares for an aggregate purchase price of $12,420 under our 1997 Stock Plan.

    (b) From October 31, 1996 to August 15, 1999, the Registrant issued to certain of its employees, officers, directors and consultants options to purchase an aggregate of 8,781,777 shares of common stock of the Registrant, at exercise prices ranging from $0.05 per share to $3.25 per share, pursuant to the Registrant's 1997 Stock Plan and 1999 Stock Plan, and Amended and Restated 1999 Stock Plan.

    (c) From October 31, 1996 to August 15, 1999, the Registrant issued an aggregate of 62,667 shares of common stock of the Registrant upon the exercise of options at exercise prices ranging from $0.05 to $0.30 per share.

    (d) On January 11, 1999, the Registrant issued to an employee a warrant to purchase an aggregate of 500,000 shares of common stock at an exercise price of $0.50 per share.

    (e) On January 26, 1999, the Registrant issued and sold an aggregate of 1,206,000 shares of Series A preferred stock to 37 investors at a purchase price of $1.25 per share or an aggregate purchase price of $1,507,500.

    (f) On March 25, 1999, the Registrant issued and sold an aggregate of 1,979,000 shares of common stock valued at $2,600,000 to Ruiquing Jiang in connection with the Registrant's acquisition of Netranscend Software, Inc., of which Mr. Jiang was the sole shareholder.

    (g) On June 15, 1999, the Registrant issued and sold an aggregate of 4,500,000 shares of Series B preferred stock to 36 investors at a purchase price of $2.00 per share, or an aggregate purchase price of $9,000,000.

    (h) On June 15, 1999, the Registrant issued to two investors warrants to purchase an aggregate of 275,000 shares of Series B preferred stock at an exercise price of $2.00 per share.

    (i) On June 19, 1999, the Registrant issued to an investor a warrant to purchase an aggregate of 100,000 shares of common stock at an exercise price of $0.50 per share.

    (j) On August 6, 1999, the Registrant issued and sold an aggregate of 4,000,000 shares of Series C preferred stock to 14 investors at a purchase price of $3.59 per share, or an aggregate purchase price of $14,360,000.

  The issuances described in paragraphs (a) (1) through (10) and (d) through
(j) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The sales of securities described in paragraphs a(11), (b) and (c) above were deemed to be exempt from the registration requirements of the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The issuance of warrants to purchase stock described in paragraphs (h) and (i) above did not require registration under the Securities Act, or an exemption therefrom, insofar as such grants did not involve a "sale" of securities as such term is used in Section 2(3) of the Securities Act. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
 Number
 -------
  1.1*   Form of Underwriting Agreement.

  2.1**  Agreement and Plan of Reorganization between Registrant, Netranscend
          Software, Inc. and Ruiqing "Barclay" Jiang, dated March 8, 1999.

  3.1** Form of the Amended and Restated Certificate of Incorporation of the Registrant to be in effect after the closing of the offering made under this Registration Statement.

  3.2** Form of the Amended and Restated Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration
          Statement.

  4.1** Warrant to purchase 500,000 shares of Common Stock of the Registrant, dated January 11, 1999, held by Timothy Favia.

  4.2** Warrant to purchase 100,000 shares of Common Stock of the Registrant, dated June 15, 1999, held by Retail Ventures International, Inc.

  4.3**  Warrant to purchase 150,000 shares of Series B Preferred Stock of the
          Registrant, dated June 15, 1999, held by Retail Ventures
          International, Inc.

  4.4**  Warrant to purchase 125,000 shares of Series B Preferred Stock of the
          Registrant, dated June 15, 1999, held by Zeron Capital, Inc.

  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

 10.1** Form of Indemnification Agreement between the Registrant and each of its directors and officers.

 10.2** Amended and Restated 1999 Stock Plan and form of agreements thereunder.

 10.3**  1999 Employee Stock Purchase Plan and form of agreements thereunder.

 10.4**  1997 Stock Plan and form of agreements thereunder.

 10.5** Basic Lease Agreement, First Amendment and Basic Lease Information thereto, between R&E Holdings, LLC and Persis Corporation and BidCom,
          Inc., dated September 24, 1999, February 1, 1997 and July 31, 1998, respectively.

 Exhibit
 Number
 -------

 10.6**  Sublease, dated July 9, 1999, with Telocity, Inc.

 10.7    Employment Agreement with Gregory R. Raifman, dated February 19, 1999.

 10.8    Employment Agreement with Jon L. Edwards, dated February 19, 1999.

 10.9    Employment Agreement with Walter Haefeker, dated February 19, 1999.

 10.10   Employment Agreement with Ruiqing "Barclay" Jiang, dated March 24,
          1999.

 10.11** Employment Agreement with Sandra L. Abbott, dated August 6, 1999.

 10.12+ Technology Integration and Services Agreement between the Registrant and DoubleClick, Inc., dated July 22, 1999.

 10.13** Investors' Rights Agreement, dated July 30, 1999.

 23.1**  Consent of PricewaterhouseCoopers LLP, independent accountants.

 23.2**  Consent of PricewaterhouseCoopers LLP, independent accountants.

 23.3*   Consent of Counsel (see Exhibit 5.1).

 24.1**  Power of Attorney (see page II-5).

 27.1**  Financial Data Schedule.

--------
 *To be filed by amendment.

**Previously filed.
 +Confidential treatment requested.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit 1 to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 16 day of September, 1999.

                                          MEDIAPLEX, INC.

                                                          *
                                          By:__________________________________
                                                     Gregory R. Raifman
                                                Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

              Signature                         Title                  Date
              ---------                         -----                  ----

                  *                   Chairman and Chief           September 16,
 ____________________________________  Executive Officer               1999
          Gregory R. Raifman           (Principal Executive
                                       Officer)

        /s/ Sandra L. Abbott          Senior Vice President,       September 16,
 ____________________________________  Chief Financial Officer         1999
           Sandra L. Abbott            and Secretary
                                       (Principal Accounting
                                       Officer)

                  *                   President and Director       September 16,
 ____________________________________                                  1999
            Jon L. Edwards

                  *                   Director                     September 16,
 ____________________________________                                  1999
       Lawrence D. Lenihan, Jr.

                  *                   Director                     September 16,
 ____________________________________                                  1999
           Peter S. Sealey
                  *                   Director                     September 16,
 ____________________________________                                  1999
           James DeSorrento

                  *                   Director                     September 16,
 ____________________________________                                  1999
          A. Brooke Seawell

       /s/ Sandra L. Abbott
 *By: _______________________________
           Sandra L. Abbott
           Attorney-in-fact


                                 EXHIBIT INDEX

 Exhibit
 Number
 -------
  1.1*   Form of Underwriting Agreement.

  2.1**  Agreement and Plan of Reorganization between Registrant, Netranscend
          Software, Inc. and Ruiqing "Barclay" Jiang, dated March 8, 1999.

  3.1** Form of the Amended and Restated Certificate of Incorporation of the Registrant to be in effect after the closing of the offering made under this Registration Statement.

  3.2** Form of the Amended and Restated Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration
          Statement.

  4.1** Warrant to purchase 500,000 shares of Common Stock of the Registrant, dated January 11, 1999, held by Timothy Favia.

  4.2** Warrant to purchase 100,000 shares of Common Stock of the Registrant, dated June 15, 1999, held by Retail Ventures International, Inc.

  4.3**  Warrant to purchase 150,000 shares of Series B Preferred Stock of the
          Registrant, dated June 15, 1999, held by Retail Ventures
          International, Inc.

  4.4**  Warrant to purchase 125,000 shares of Series B Preferred Stock of the
          Registrant, dated June 15, 1999, held by Zeron Capital, Inc.

  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

 10.1** Form of Indemnification Agreement between the Registrant and each of its directors and officers.

 10.2** Amended and Restated 1999 Stock Plan and form of agreements thereunder.

 10.3**  1999 Employee Stock Purchase Plan and form of agreements thereunder.

 10.4**  1997 Stock Plan and form of agreements thereunder.

 10.5** Basic Lease Agreement, First Amendment and Basic Lease Information thereto, between R&E Holdings, LLC and Persis Corporation and BidCom,
          Inc., dated September 24, 1999, February 1, 1997 and July 31, 1998, respectively.

 10.6**  Sublease, dated July 9, 1999, with Telocity, Inc.

 10.7    Employment Agreement with Gregory R. Raifman, dated February 19, 1999.

 10.8    Employment Agreement with Jon L. Edwards, dated February 19, 1999.

 10.9    Employment Agreement with Walter Haefeker, dated February 19, 1999.

 10.10   Employment Agreement with Ruiqing "Barclay" Jiang, dated March 24,
          1999.

 10.11** Employment Agreement with Sandra L. Abbott, dated August 6, 1999.

 10.12+ Technology Integration and Services Agreement between the Registrant and DoubleClick, Inc., dated July 22, 1999.

 10.13** Shareholders' Rights Agreement, dated July 30, 1999.

 23.1**  Consent of PricewaterhouseCoopers LLP, independent accountants.

 23.2**  Consent of PricewaterhouseCoopers LLP, independent accountants.

 23.3*   Consent of Counsel (see Exhibit 5.1).

 24.1**  Power of Attorney (see page II-5).

 27.1**  Financial Data Schedule.

--------
 * To be filed by amendment.

** Previously filed.
 + Confidential treatment requested.